Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 8, 2020
Registration Statement Nos. 333-229836 and 333-229836-02

**PXG DETAILS** $1.0bln BMW Vehicle Owner Trust 2020-A (BMWOT 2020-A)
Joint Leads: J.P. Morgan (struc), Mizuho, RBC
Co-Managers: MUFG, Soc Gen, US Bank

CL	$AMT(MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	195.00	0.23	A-1+/F1+	12/2020	07/2021	IntL-6	0.20412	0.20412	100.00000
A-2	360.00	0.93	AAA/AAA	12/2021	02/2023	EDSF+14	0.398	0.39	99.99290
A-3	350.00	2.16	AAA/AAA	07/2023	10/2024	IntS+26	0.484	0.48	99.99245
A-4	95.00	3.44	AAA/AAA	03/2024	04/2027	IntS+38	0.629	0.62	99.97219

Expected Settle :	07/15/20	Registration :	SEC Registered
First Pay Date :	08/25/20	ERISA :	Yes
Expected Ratings :	S&P, Fitch	Pxing Speed :	1.40% ABS to 5% Call
Ticker :	BMWOT 2020-A	Min Denoms :	$1k x $1k
Expected Pricing :	Priced	Bill & Deliver :	J.P. Morgan
ABS-15G Filing :	Mon, 06/29
CUSIPs :	A-1 09661RAA9	Available Information:
	A-2 09661RAB7	* Preliminary Prospectus:	Attached
	A-3 09661RAD3	* Ratings FWP :	Attached
	A-4 09661RAE1	* IntexNet/CDI :	Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.